Exhibit 4.2

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL.

ADDITIONAL AGREEMENT BETWEEN

TÜRK TELEKOMÜNİKASYON A.Ş AND TTNET A.Ş

AND D-MARKET ELEKTRONİK HİZMETLER VE TİC. A.Ş (Hepsiburada.com)

FOR THE PROVISION OF SERVER HOSTING AND DATA CENTER ACCESS SERVICES

ARTICLE 1-PARTIES

This Additional Agreement is concluded between Türk Telekomünikasyon A.Ş. (hereinafter referred to as “Türk Telekom”) with its registered office at Turgut Özal Bulvarı 06103 Aydınlıkevler/Ankara and TTNET A.Ş. “TTNET” with its registered office at Gayrettepe Mah., Vefa Bayırı Sok., No:2, Kat:3, Beşiktaş/İstanbul and D-MARKET ELEKTRONİK HİZMETLER VE TİC  A.Ş (Hepsiburada.com) (hereinafter referred to as the “Client”) with its registered office at Kuştepe Mah. Mecidiyeköy Yolu Cad., Trump Towers, Kule 2, Kat:2, No:12, 34387 Şişli/İstanbul under the following conditions.

In this Additional Agreement, Türk Telekom and TTNET are collectively referred to as “TT Group”; TT Group and the Client are individually referred to as “Party” and collectively referred to as “Parties”.

ARTICLE 2 - SUBJECT MATTER OF THE ADDITIONAL AGREEMENT

“Türk Telekom Data Center Services Framework Subscription Agreement” and “Türk Telekom Data Center Server Hosting Service Application Form” (the aforementioned subscription agreement and form shall be collectively referred to as “Subscription Agreements” in this Additional Agreement) were concluded between the Client and Türk Telekom on 19/06/2017 for the provision of server hosting and data center access services to the Client by TT Group for the storage of the Client’s server systems and components in high technology and secure private areas and a Data Center Internet Access Agreement (“Access Agreement”) was concluded between TTNET and the Client on 19/06/2017; the subject of this Additional Agreement is that as of 01.01.2023, which is the effective date of the Additional Agreement, the Client’s physical devices currently hosted at Türk Telekom’s Gayrettepe Data Center/server hosting service now received at Gayrettepe Data Center shall commence to be moved to Türk Telekom’s Esenyurt Data Center, and the said transfer process shall be completed until 01.02.2023, excluding force majeure and unforeseen circumstances and server hosting service for 100 (one hundred) cabinets to be allocated by TT Group to the Client in Türk Telekom data center for 36 (thirty-six) months (“Commitment Period”) starting from 01.02.2023 (“Commitment Period”) and the connected services and components (symmetric data center access service, DDOS attack prevention service, data center support package, IP block usage right) specified in this Additional Agreement the additional rights and obligations of the Parties in relation to the provision of the services.

ARTICLE 3- AGREED MATTERS

3.1.Following the completion of the 1 (one) month period between 01.01.2023 and 01.02.2023, when the physical devices currently hosted at Gayrettepe Data Center/server hosting service now received at Gayrettepe Data Center shall be moved to Esenyurt Data Center within the scope of this

Additional Agreement, as of 01.02.2023, the Client accepts, declares and undertakes to stay as a subscriber for 36 (thirty-six) months (“Commitment Period”) in Türk Telekom data center server hosting service, symmetric data center access service and DDOS Attack prevention service to be offered under this Additional Agreement. Except for force majeure and unforeseen circumstances, if the transfer process cannot be completed until 01.02.2023, the Client becomes bound by its commitment in this Additional Agreement and becomes obliged to pay the costs of server hosting and energy usage and other connected services and components specified in this Agreement for Esenyurt Data Center.

3.2.The Parties have agreed that the TT Group shall provide Türk Telekom data center server hosting service and related services and components to the Client under the following conditions, provided that the Client acts following the commitments specified in paragraph 3.1:

a)Server hosting and energy usage fees for the cabinets currently used by the Client at Gayrettepe Data Center shall continue to be invoiced to the Client at the current non-commitment prices for the cabinets currently used by the Client at Gayrettepe Data Center until the transfer of the cabinets actively used by the Client at Gayrettepe Data Center to Esenyurt Data Center following the effective date of this Additional Agreement (during the period between 01.01.2023, the effective date of this Additional Agreement, and 01.02.2023). During this period, no fee for server hosting cabinet services shall be charged to the Client for the cabinets activated at the Esenyurt Data Center of the Client; however, if the Client uses energy during this period, the energy usage shall not be requested in January 2023, but shall be reflected in the Client’s February 2023 invoice together with the cabinet and energy services in February 2023 and other service fees in this Agreement. For January 2023, no invoice shall be issued to the Client for cabinet and energy usage at Esenyurt Data Center.

b)After 01.02.2023, the costs of server hosting and energy usage and other connected services and components shall be charged to the Client as agreed under this Additional Agreement, and the energy costs used in Esenyurt Data Center in January 2023, if any, shall be charged to the Client’s invoice for February 2023, as stated in subparagraph (a). Until the transfer is completed (even if the transfer extends beyond 01.02.2023), the standard pricing process for cabinet, energy and data center access services shall continue at the current uncommitted prices for the Client’s physical devices actively used and not transferred at Gayrettepe Data Center.

c)For the server hosting services to be provided under this Additional Agreement as of 01.02.2023, the Client shall pay a total of [***], excluding taxes, which is [***] per cabinet for the first 12 (twelve) months of the 36 (thirty-six) month Commitment Period until February 2024, [“1st Year Price”] for the 12 (twelve) month period from February 2024 to February 2025. The Client accepts, declares and undertakes to pay the following: Annual Fee + the total amount to be determined by applying an increase to this amount at the rate of the average of the CPI increase rate and the D-PPI increase rate (CPI + D-PPI/2) * for the Year 2023 [“2nd Year Fee”], For the 12 (twelve) month period from February 2025 to February 2026, the total amount to be determined by applying the 2nd Year Fee + the average of the CPI increase rate for 2024 and the D-PPI increase rate (CPI + D-PPI/2)* to this amount [“3rd Year Fee”].

[*When calculating the average rate of increase in the indices for the 12th month and the last month of each subsequent year, the rates of increase compared to the same month of the previous year published by Turkish Statistics Institute-TURKSTAT shall be taken as basis].

d)Within the scope of server hosting service for 100 (one hundred) cabinets as of 01.02.2023; The Client accepts, declares and undertakes that it will use at least 300 kw per month for the first 9 (nine) months of the Commitment Period, at least 450 kw per month for the following 18 (eighteen) months, 550 kw for the first 4 (four) months of the remaining 9 (nine) months, and at least 600 kw per month for the last 5 (five) months. In the event that the Client’s usage remains below the minimum usage amount committed for the relevant period, the Client will be invoiced over the minimum energy usage amount committed for the relevant period based on the Client’s commitment in the provision of this paragraph. In the event that the Client’s usage exceeds the minimum usage amounts specified for the relevant period, additional charges will be made over the energy price valid on the date of use for additional usage. In this context, a single invoice will be issued by Türk Telekom every month based on the criteria specified in this subparagraph regarding energy usage and will be sent to the Client on the last day of the relevant month.

e)During the term of this Additional Agreement, the Client will pay for the energy used by the Client for the cabinets as the Client uses it, and the energy unit prices will be determined by Türk Telekom based on the calculation parameters** below and will be invoiced to the Client on a monthly basis according to the Client’s usage at the end of each month. Türk Telekom undertakes that the coefficient including the energy parameter (PUE) required for the survival of the hall and Türk Telekom internal costs and profit margin, which is included in the calculation of the final energy unit price to be determined monthly during the term of this Additional Agreement, shall not exceed 1.9 times the absolute energy cost.

[**Calculation Parameters: The average MCP (Market Clearing Price) value of each month (published on https://seffaflik.epias.com.tr) is calculated by adding the sum of other costs such as profile cost, differential fund, market operation fee, imbalance and financial cost (other costs at a rate of 1.5%), energy distribution company profit fee (at a rate of 2.5%) and BTV (Electricity Consumption Tax) at a rate of 1% of this total and the Single-Term MV Distribution Fee determined by EMRA (published on https://www.epdk.gov.tr/Detay/lcerik/31327/elektrik-faturalarina-esastarife-tablolari) on this value and the absolute energy cost in MW/Hour is calculated. Since energy unit pricing is charged as KW/Month by Türk Telekom, to convert MW/Hour value to KW/Month, the absolute cost is divided by 1000 and multiplied by 720-744 (1 month= 30-31 days x 24 hours). In this way, the absolute cost is found. The absolute cost obtained is multiplied by the energy parameter (PUE) required to sustain the hall and the energy unit price is calculated by adding Türk Telekom internal costs and Türk Telekom profit margin to this value].

f)The provision of subparagraph 3.2.e of this Additional Agreement in no way eliminates the Client’s obligation to pay the energy usage fees that will accrue according to the minimum amount of energy usage committed for the relevant period of the Commitment Period in the provision of subparagraph 3.2.d. In any case, the Client is obliged to pay at least the energy usage fees that will accrue according to the minimum amount of energy usage committed for the relevant period of the Commitment Period pursuant to subparagraph 3.2.d of this Additional Agreement.

g)The Client agrees and undertakes to stay as a subscriber for 1 (one) 5000 Mbps Symmetric Data Center Access Service and 5000 Mbps DDOS Attack Prevention Service, which are the connected services and components of the server hosting service within the scope of this Additional Agreement, during the 36 (thirty-six) month Commitment Period as of 01.02.2023 following the signing of the necessary agreements for subscription with this Additional Agreement, and to pay [***] per month excluding taxes.

h)The Client accepts and undertakes that it shall pay [***] per month excluding taxes for 36 (thirty-six) months as of 01.02.2023 for 1 (one) data center support package, which is the connected service and components of the server hosting service to be used under this Additional Agreement. [***] per month excluding taxes for 36 (thirty-six) months as of 2023, and [***] per month excluding taxes as the usage fee for the 16 IP Block, and that Türk Telekom reserves the right to make changes in the fees for these two connected service items during the term of the Agreement, and that in the event of changes in the current prices of these two connected service items by Türk Telekom, it will pay the fees to be reflected at the current prices.

i)During the 36 (thirty-six) month commitment period under this Additional Agreement, the monthly fee without commitment excluding taxes, the monthly fee with commitment excluding taxes and the monthly discount amounts provided for the services related to the discounts provided to the Client in the server hosting, symmetric data center access and DDOS Attack prevention service for each 12 (twelve) month period are specified in the Table-1 below; in case of breach of commitment, the discount amounts specified in the Table-1 will be taken as basis in the calculation to be made according to paragraph 3.4 of the Agreement.

Table-1 Discount Table

Service	Monthly Fee w/o Commitment (tax excluded) (TL)*	Monthly Fee with Commitment (tax excluded) (TL)*	Monthly Discount (RTL)*
1 Server Hosting Cabinet (VAT 18%)	[***]	[***]	[***]
5000 Mbps Symmetric Data Center Internet Access (VAT 18%, SCT 10%)	[***]	[***]	[***]
5000 Mbps Premium Plus DDOS (VAT 18%)	[***]	[***]	[***]

* The amounts stated in the Table do not include taxes. The tax rates in force for the relevant service items are indicated in the Table. The tax rates stated in the Table are not binding and, in any case, the Client is obliged to pay the taxes that will be reflected on the service items at the rate in force.

j)The payments specified in this Additional Agreement and to be made by the Client shall be made within 30 (thirty) days following the notification of the invoice issued by Türk Telekom to the Client.

3.3. 100 (one hundred) cabinets to be allocated to the Client under this Additional Agreement will be located in the hall deemed appropriate by Türk Telekom at Türk Telekom Esenyurt Data Center. In case the Client requests more than 100 (one hundred) cabinets, Türk Telekom will prepare a separate quotation for additional cabinets and present it to the Client; If the Parties agree on the allocation of additional cabinets, these will be located in the halls deemed appropriate by Türk Telekom.

3.4.In case the Client,

(i) terminates this Additional Agreement in the period until 01.02.2023 following the effective date of this Additional Agreement and/or if this Additional Agreement is terminated by Türk Telekom/TTNET for reasons arising from the Client,  The Client accepts, declares and undertakes that it is obliged to pay the server hosting fees, energy usage fees, TTNET symmetric data center access fees, DDOS Attack Prevention Service fees that must be paid for all cabinets that he/she requests to receive service in Esenyurt Data Center within the scope of this Supplementary Agreement, all of which are to be calculated over the non-commitment tariffs, to Türk Telekom on behalf of TT Group in one lump sum and in cash as a withdrawal fee / penalty. This provision shall not be construed in a way to eliminate the Client’s obligation to pay in full and on time all fees to be accrued for the existing cabinets in Gayrettepe Data Center in any case.

The Agreement and its annexes shall enter into force as of 01.01.2023, provided that Türk Telekom notifies that it is binding and accepted by Türk Telekom. The Client’s commitment under this Additional Agreement will start on 01.02.2023 and end on 01.03.2026. The term of this Additional Agreement shall automatically expire on the date of expiry of the Commitment Period under the Agreement without any further notice and warning.

TÜRK TELEKOMÜNİKASYON A.Ş. Engin Aysan (signed on seal)	D-MARKET ELEKTRONİK HİZMETLER VE TİC. A.Ş. (Hepsiburada.com) (signed on seal)

TTNET A.Ş. Engin Aysan (signed on seal)